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                                                                    EXHIBIT 8(h)


                               SERVICES AGREEMENT

         THIS AGREEMENT, made as of the first day of November, 1995, (the "Effective Date") by and between IL Annuity and Insurance Company (the "Customer"), having its principal office and place of business at 2960 North Meridian Street, Indianapolis 46208, and Financial Administration Services, Inc. ("FAS") having its principal office and place of business at 95 Bridge Street, Haddam, Connecticut 06438.


WHEREAS, Customer is in the business of issuing variable annuity products which are funded through investments in a Separate Account and a Fixed Account. The Separate Account invests in shares of several investment companies; and


WHEREAS, Customer desires to appoint FAS as Recordkeeping Service Agent for Customer's variable annuity products described hereinafter in Exhibit A ("the Policies"): and

WHEREAS, FAS desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                   SECTION 1
                              TERMS OF APPOINTMENT


1.01 Subject to the provisions set forth in this Agreement, Customer hereby appoints FAS as Recordkeeping Service Agent for the Policies. The Policies are described in Exhibit A and encompass the sample Policy(ies) attached thereto.


1.02 FAS hereby accepts such appointment and agrees that, on or after the Effective Date, it will act as Customer's Recordkeeping Service Agent for the Policies.

1.03 FAS agrees to provide the necessary facilities, equipment, systems and personnel to perform its duties and obligations hereunder in accordance with the standards set forth in Exhibit G. Provided, however, FAS shall administer the Policies within any applicable laws, regulations, guidelines and time constraints established by federal or state regulatory authorities. Such facilities being referred to hereinafter as the "FAS Facilities" and such systems being referred to hereinafter as the "FAS System."

1.04 FAS agrees that it will perform, at the direction of Customer, those Recordkeeping Service Agent Functions set forth in Exhibit B attached.

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1.05     FAS agrees to use its best efforts to modify its systems and procedures to comply with any applicable federal or state statute, law or regulation pertaining to the administration and servicing of the Policies under this Agreement, within a reasonable time of receiving notice of enactment of such a statute, law or regulation. Any such modifications will be made at FAS's expense.


                                   SECTION 2
                                      TERM

2.01 Subject to earlier termination as hereinafter provided, this Agreement shall remain in full force and effect for a period of three (3) years from the Effective Date (the initial term of the Agreement) and shall continue in force and effect from year to year thereafter until terminated as herein provided, each such additional year being an additional term of this Agreement.

2.02 In the event that this Agreement is terminated, FAS agrees that, in order to assist in providing uninterrupted service to Customer, FAS shall offer reasonable assistance to Customer in converting the records of Customer from the FAS System to whatever service or system is selected by Customer. Customer shall reimburse FAS for such assistance at its standard rates and fees in effect at that time.

                                   SECTION 3
                               FEES AND EXPENSES

3.01 At the beginning of each month, FAS shall provide Customer a detailed statement of fees and charges incurred by Customer during the preceding month. Customer shall remit payment to FAS within thirty
         (30) days after receipt of the statement or authorize FAS to deduct such fees and only such fees from the Customer's bank account, as described in Section 8.05 of this Agreement.

3.02 Customer shall also reimburse FAS for all out of pocket expense reasonably incurred by FAS in the performance of this Agreement. FAS hereby agrees that the expenses referred to in this Section shall be only those charges directly incurred by FAS as set forth in Exhibit C and such other expenses as may be authorized by Customer.

3.03 During the initial term of this Agreement, the fees and charges will not exceed the amounts set out in Exhibit C attached hereto and made a part hereof. For each additional term of this Agreement, FAS shall be entitled to receive such fees and charges as shall be agreed upon in writing by the parties prior to commencement of each term.

3.04 In no event will any fee under Section 3.03 above exceed the like fee charged during the previous term by more than ten (10%), unless the quantity or nature of the related service changes.

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3.05     Payment terms hereunder are net thirty (30 ) days with interest at one
         (1) percent per month (but in no event more than the highest interest rate allowable by law) assessed on all amount owing more than thirty
         (30) days.

                                   SECTION 4
                     REPRESENTATIONS AND WARRANTIES OF FAS

FAS represents and warrants to Customer as follows:

4.01 It is a corporation duly organized and existing in good standing under the laws of the State of Connecticut.

4.02 It is empowered under applicable laws and by its charter and bylaws to enter into and perform the services contemplated in this Agreement.

4.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform the services contemplated in this Agreement.

4.04 It has, and will continue to have and maintain the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

4.05 FAS is licensed or has applied for a license as a third party administrator in each state in which FAS performs services on behalf of Customer pursuant to the terms of this Agreement if such is required under applicable laws, rules regulations or bulletins of that state. FAS will provide evidence of its license to Customer upon request.

4.06 To the best of FAS's knowledge, neither FAS nor any person employed in any material connection with respect to the services provided pursuant to this Agreement:

         (a) within the last ten (10) years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraud, fraudulent conversion or misappropriation of funds or securities; or

         (b) within the last ten (10) years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

         (c) within the last ten (10) years has been found by any federal or state regulatory authorities to have violated or acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.


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4.07     FAS owns or licenses the software which will be used to perform its duties and obligations under this Agreement. FAS warrants that it has full rights to use such software for these purposes.


                                   SECTION 5
                   REPRESENTATIONS AND WARRANTIES OF CUSTOMER

Customer represents and warrants to FAS as follows:

5.01 It is a corporation organized and existing in good standing under the laws of the State of Massachusetts.

5.02 It is empowered under the applicable laws and regulations and by its articles of incorporation and bylaws to enter into and perform this Agreement.

5.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.04 All of the Policies and other forms provided to FAS by Customer have been approved by all regulatory authorities whose approval is needed. All of the Prospectuses have been declared effective by the United States Securities and Exchange Commission. All such Prospectuses, Policies and other forms are and shall remain in compliance with all applicable federal, state and local laws and regulations.

5.05 Customer has complied with and will continue to comply in all material respects with all applicable laws and it has and will continue to make all required filings with regulatory authorities in connection with the offer, sale or administration of the Policies.

5.06 Those persons identified on Exhibit D, as amended from time to time, are authorized to act for Customer with respect to matters involving this Agreement and FAS shall be entitled to rely on their instructions.

                                   SECTION 6
                                   LIABILITY

6.01 Notwithstanding any other provision of this Agreement, Customer bears the ultimate responsibility and authority for services to policy owners and governmental regulatory bodies with respect to the sales or marketing of the Policies. Customer shall indemnify and hold FAS harmless from and against material liabilities, losses and damages incurred, expenses reasonably incurred (including fees of expert witnesses and advisors) and judgements, settlements and court costs (all of the foregoing being referred to collectively as "Damages and Claims") arising out of or attributable to:


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         (a)     Any action taken by FAS in good faith pursuant to this
                 Agreement;

         (b) The refusal or failure of Customer to comply with the terms of this Agreement, or any situations which arise out of the negligence or misconduct of Customer or the breach of any warranty of Customer hereunder;

         (c) the reliance of FAS on or use of information, rate books, cash value and reserve factors, data records and documents received by FAS from Customer; and

         (d) the reliance of FAS on, or the implementation of, any instructions or requests made by any person listed on Exhibit D, as amended from time to time in writing by Customer.

6.02 Subject to Section 6.01, FAS shall be responsible to Customer in the event that FAS fails to perform any of the services provided for hereunder. FAS shall indemnify and hold Customer harmless from and against, material Damages and Claims, as defined in Section 6.01 and in Section 6.03, arising out of or attributable to:

         (a) Any action taken by Customer in good faith pursuant to this Agreement;

         (b) The refusal or failure of FAS to comply with the terms of this Agreement, or any situations which arise out of the negligence or misconduct of FAS or the breach of any warranty of FAS hereunder; and

         (c) The reliance of Customer on or use of information, data records and documents received by Customer from FAS.

6.03 Indemnification provided under Section 6.01 and 6.02 shall be limited to individual claims of $1,000 or more, with an aggregate limit equal to 50# of the Service Fees paid to FAS under this Agreement and be limited in duration to the statute of limitations applicable to said individual claim(s).

6.04 If a third party claims that the FAS System infringes its patent, copyright, or trade secret, or any similar intellectual property right, FAS will defend Customer against that claim at FAS's expense and pay all damages that a court finally awards, provided that Customer promptly notifies FAS in writing of the claim, and allows FAS to control, and cooperates with FAS in, the defense or any related settlement negotiations. If such a claim is made or appears possible, Customer agrees to permit FAS to enable Customer to continue to use the System, or to modify or replace it.

6.05 In the event FAS is unable to perform its obligations under this Agreement because of strikes, equipment or transmission failure or damage or other causes beyond its control, FAS will not be liable for any resulting Damages and Claims. Provided, however, FAS will use its best efforts to assist Customer in obtaining an alternate source or sources of services.


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6.06     At any time FAS may apply written instructions from a person identified in Exhibit D with respect to any matter arising in connection with this Agreement. FAS shall not be liable for, and shall be indemnified by Customer against any action taken or omitted by FAS in good faith reliance on such instructions.

6.07 Customer shall immediately provide FAS with written notice of any change of authority of persons identified in Exhibit D and of any additions or deletions to such list of authorized persons.

6.08 In the event a malfunction of the FAS System causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, FAS shall at its own expense correct and reprocess such records; provided the Customer, promptly upon discovery of such error or mistake, notifies FAS in writing of each error or mistake.

                                   SECTION 7
                                   COVENANTS


7.01 FAS shall establish and maintain facilities and procedures for the safekeeping of policy forms, check forms, facsimile signature imprinting devices, if any, and all other documents, reports, books, files and other materials relative to this Agreement.


7.02 FAS shall maintain, at its principal administrative office, in accordance with prudent standards of insurance recordkeeping, for the duration of this Agreement and for 6 years thereafter, adequate books and records of all transactions between FAS and the Customer. FAS shall maintain records of all transactions with the policyowners for the duration of the policy and for 6 years thereafter.

7.03 Customer and its duly authorized independent auditors have the right under this Agreement to perform on-site audits of records and accounts directly pertaining to the Contracts serviced by FAS hereunder at the FAS Facilities in accordance with reasonable procedures and at reasonable frequencies. Customer and its independent auditors shall have full access, during ordinary business hours, to all documents, records, reports, books, file and other materials relative to the Agreement and maintained by FAS, subject to reasonable security concerns of FAS. FAS shall allow access to all books and records maintained by FAS for the Customer to any regulatory authority, such as the NASD, the SEC or commissioners of insurance, for the purpose of examination, audit and inspection of the business administered by FAS pursuant to this Agreement.

7.04 It is expressly understood and agreed that all documents, reports, records, books, files and other materials relative to this Agreement shall be the sole property of Customer and that such property shall be held by FAS as agent, during the effective term of the Agreement.


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7.05     FAS shall maintain appropriate back-up computer files (on a daily basis stored in an off-site location) to permit file recovery in the event of destruction of normal processing files. Customer may review the procedures in effect upon demand.

7.06 Customer shall, in a timely fashion, provide FAS with all information necessary for the timely and proper administration of the Policies, including but not limited to policy forms, lists of all states of license, agents and representatives authorized to sell Customer's policies; cash value and reserve factors; data records; actuarial support; and mortality rates.

7.07 All information furnished by Customer or by policy owners to FAS hereunder, including but not limited to, the identity and the address of policy owners, is confidential and FAS shall not disclose any such information, directly or indirectly, to any third party except: (a) to the extent that FAS is required by law to make such a disclosure; (b) to the extent necessarily resulting from provisions by any of its affiliates of services required by FAS in order to perform its obligations under this Agreement; and (c) to the extent proper authorization for disclosure is received from the policy owner and Customer.

7.08 Customer acknowledges that FAS and certain other persons have proprietary rights in and to the FAS System and that the FAS System constitutes confidential material and trade secrets of FAS, its affiliates or unrelated person; and Customer agrees to maintain the Confidential of the FAS System. THIS AGREEMENT AND THE ATTACHED EXHIBITS ARE CONSIDERED CONFIDENTIAL AND PROPRIETARY AND SHALL BE SHARED ONLY WITH THOSE PERSONS WHO HAVE A NEED TO KNOW AND WHO ARE EMPLOYED OF CUSTOMER OR ITS AFFILIATES OR FAS AND ITS AFFILIATES.

7.09 Customer acknowledges that this Agreement in no way gives Customer any rights in or to the FAS System or FAS Facilities.

7.10 Customer acknowledges its responsibility to provide actuarial and legal support for policy and agent administration and financial reporting.

7.11 Any policies, certificates, booklets, termination notices, or other written communications delivered by the Customer to FAS for delivery to its policyholders shall be delivered by FAS promptly after receipt of instructions from the Customer to do so.

7.12 To the extent that FAS adjusts and settles claims, the compensation to FAS with regard to the policies shall in no way be contingent on claim experience.

7.13 Customer acknowledges its responsibility to provide cooperation in registering FAS as a third party administrator in Wyoming. This entails completing and authorizing a certificate of registration and a surety bond (Exhibit F). In turn, FAS will provide a


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

         written notice, approved by the Customer, to insured individuals, advising them of the identity of and relationship among FAS, the policy owner and the Customer.

7.14 Upon receipt of any summons, written pleadings or other notice of suit or any regulatory inquiry or complaint, relating to the service provided or business conducted under this Agreement, FAS shall forward to Customer a copy of same along with supporting documents for handling by the Customer.

7.15 FAS shall (a) provide evidence that it has the insurance coverage specified in Exhibit H attached hereto or (b) provide a guarantee from Phoenix Home Mutual Life Insurance Company of FAS's obligations under this contract.

                                   SECTION 8
                            PAYMENTS AND COLLECTIONS

8.01 The payment to FAS of any premiums, loan repayments or charges for insurance by or on behalf of a policy owner is considered received by Customer upon receipt by FAS. The payment of return premiums or claims by Customer to FAS is not considered payment to the policy owner or claimant until the payments are received by the policy owner or claimant. FAS agrees that all such premiums and insurance charges shall be made payable to and remain the property of Customer. Subject to Section 8.05, Customer hereby authorizes FAS to sign and endorse any checks representing premiums and insurance charges; provided, however, Customer reserves the right to change, modify or withdraw the authorization at any time. Provided, further, that the Customer releases FAS of any liability and FAS shall not be considered in breach, if FAS is unable to perform its functions under this Agreement as a result of such change, modification or withdrawal.

8.02 All premiums, loans repayments and other receipts shall be payable to the order of Customer and shall be directed to a customer-owned lock box for deposit in a customer owned account. In the event FAS receives any such monies, it shall deposit such checks or other funds collected on behalf of Customer in the bank accounts opened and maintained by Customer for such purposes. Any funds held by FAS in connection with this Agreement shall be held in trust for Customer and shall not be commingled by FAS for any personal use whatsoever. FAS shall immediately remit such funds to the person or persons entitled thereto or shall promptly deposit them in the bank accounts to be established by Customer as set forth in this Agreement. Customer shall require the bank or banks in which the accounts are maintained to keep records clearly recording the deposits in and withdrawals from such accounts on behalf of Customer for which FAS may collect insurance charges or premiums. FAS shall promptly obtain and keep copies of all records and, upon request of Customer, furnish Customer with copies of such records pertaining to deposits and withdrawals of behalf of or for Customer.


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8.03     All claims paid by FAS from funds collected on behalf of Customer shall be paid only on checks or draft of Customer and as authorized by Customer. FAS shall not be responsible for any claims determination or approval.

8.04 To the extent required by applicable law, FAS will provide a written notice to the policy owner advising him of the identity of and relationship among FAS, the policy owner and Customer. If FAS collects funds from the policy owner, FAS will provide the policy owner with written notice of the premium charged by Customer for such insurance coverage.

8.05 Customer shall establish one or more bank accounts for use by FAS to carry out its responsibilities under this Agreement. Such accounts will include an account for the deposit of all premium remittances received by FAS for the benefit of Customer and an account to enable FAS to process and pay claims under the Policies.

         Customer shall authorize such individuals as FAS shall designate to draw against any such account subject to the right of Customer to terminate such authority at any time in Customer's sole discretion and further subject to the prior deposit by Customer of periodic deposits to such account in such amounts as are necessary for the payment of ail valid claims under the Policies.

         Notwithstanding the foregoing authorization by Customer of FAS employees to use these accounts, the parties hereby agree that such bank accounts are the sole and absolute property of Customer.

         It is understood by the parties hereto that the amounts payable by Customer to FAS hereunder may be paid at, Customer's option, by Customer allowing FAS to have access to such accounts for payment of such fees. The access granted by Customer to FAS is for the convenience of Customer and may be withdrawn by Customer at any time in its sole discretion.

         Nothing herein shall be construed to afford FAS any rights in the bank accounts, it being expressly understood that all rights with respect to these accounts are vested in Customer.

                                   SECTION 9
                                COMPUTER ACCESS

9.01 Subject to the term and condition set forth below, Customer shall be entitled to obtain access on a "view only" basis to all data relating to Policies (the "Information") which is maintained on the computers utilized by or on behalf of FAS in providing services to Customer pursuant to this Agreement ("System Access").


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

9.02 Customer's access to such data shall be on Mondays through Fridays, exclusive of holidays, between the hours of 8 a.m. and 5 p.m., Hartford, Connecticut time. FAS makes no representations or warranties as to the ability of Customer to successfully utilize System Access at any given time, in light of the fact that computer facilities suffer occasional "down time."

9.03 Customer shall take no actions to affect or modify System Access, the Information or any of the hardware or software utilized by or on behalf of FAS in conjunction with System Access. Use of System Access to view data shall be made only through means and codes authorized by FAS hereunder or pursuant hereto, which means and codes Customer agrees not to divulge to any person other than those of its employees it wishes to have System Access. Neither FAS nor any of its affiliates shall have responsibility for determining whether a person with the proper procedures and codes to utilize System Access was properly authorized to do so by Customer.

9.04 FAS shall have the right to modify or cause the modification of the System Access program from time to time at its sole discretion without prior notice to Customer.

9.05 In the event that Customer suspects a possible breach of security with respect to System Access, including any unintended disclosure of code, or Customer obtains information through System Access, on any person other than its own policy owners, then Customer shall immediately notify FAS of such circumstances by telephone, followed by a confirmation in writing, specifying the nature of the problem.

9.06 Customer shall indemnify FAS and its affiliates and hold them harmless from all direct losses and all liabilities resulting to them, as well as all costs and expenses. (including court costs and attorneys fees) reasonably incurred by them, due to Customer's failure to properly safeguard the codes and/or passwords provided pursuant here to for its use. Customer shall also indemnify FAS and its affiliates and hold them harmless from all liabilities, costs and expenses (including cost costs and attorneys fees) reasonably incurred as a result of Customer's breach of its obligations of confidentiality with respect to the Information. Customer shall further indemnify and hold FAS and its affiliates harmless from all liabilities, costs and expenses (including court costs and attorneys fees) reasonably incurred by them due to any act or omission of Customer in its use of Information, including, but not limited to, erroneous eligibility or claim coverage determinations.

9.07 FAS shall indemnify Customer and hold it harmless from all direct losses and all liabilities resulting to it, as well as all costs and expenses (including court costs and attorneys fees) reasonably incurred by it due to FAS's failure to properly safeguard the codes and/or passwords provided used by it to prevent unauthorized access. FAS shall also indemnify Customer and hold it harmless from all liabilities, costs and expenses (including court costs and attorneys fees) reasonably incurred as a result of FAS's breach


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

         of its obligations of confidentiality with respect to the Information. FAS shall further indemnify and hold Customer harmless from all liabilities, costs and expenses (including court costs and attorneys fees) reasonably incurred by it due to any act or omission of FAS in the entry of Information, including, but not limited to, inaccurate or incomplete information which results in erroneous eligibility or claim coverage determinations by FAS or Customer.

                                   SECTION 10
                            TERMINATION OF AGREEMENT

10.01 Subsequent to e initial term as defined in Section 2.01, this Agreement may be terminated by either party by written notice to the other, one hundred and eighty (180) days following delivery by registered mail of such notice to the other party.

10.02 Not fewer than ninety (90) days prior to the end of any term hereof, FAS shall give Customer written notice if FAS desires to increase its fees or charges to Customer or to change the manner of payment. If FAS and Customer do not agree in writing upon fees and changes before the end of the term during which such notice is given by FAS, this Agreement shall terminate immediately and automatically at the end of such term, not withstanding Section 10.01.

10.03 If Customer is more than ninety (90) days late in fulfilling its obligations under Section 3, FAS may terminate its services upon sixty
         (60) days notice to Customer.

10.04 If either of the parties hereto shall materially breach this Agreement or be materially in default in the performance of any of its duties and obligation hereunder, (the "Defaulting Party"), other than Customer's obligation of payment, the other party hereto may give written notice of such default or breach to the Defaulting Party. If such default or breach shall not have been remedied within sixty (60) days after such written notice is given, then the non-defaulting party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party. Provided, however, that if FAS elects to terminate this Agreement for other than non-payment of fees and charges and if Customer shall so request in writing, FAS shall continue to provide uninterrupted services as described herein to Customer for such period of time as Customer may request, not to exceed six (6) months following the date on which this Agreement would otherwise terminate. Such service shall be provided in accordance with the terms of this Agreement and at one hundred and twenty-five (125%) percent of the fees in effect for the term immediately preceding such period. Termination of this Agreement by Customer for default or breach shall not constitute a waiver of any rights of FAS in reference to services performed prior to such termination or rights of FAS to be reimbursed for out of pocket expenditures. Termination of this Agreement by FAS for default or breach shall not constitute a waiver by Customer of any other rights it might have under this Agreement.


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                                   SECTION 11
                           CHANGES AND MODIFICATIONS

11.01 FAS shall have the right, at any time, and from time to time, to alter and modify any system, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alterations or modifications hall, without the consent of Customer, materially change or affect the operation and procedures of Customer in using or employing the FAS System or FAS Facilities hereunder.

                                   SECTION 12
                                   ASSIGNMENT

12.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. The foregoing notwithstanding, either party may assign its rights and obligations hereunder without the other party's prior written approval: (a) to affiliated companies or (b) by operation of law in the event of a merger.

12.02 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                                   SECTION 13
                               DISPUTE RESOLUTION

13.01 The parties to this Agreement understand and agree that the implementation of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between such parties. Each party hereto agrees to use its best efforts to cause any disputes or disagreements between them to be considered, negotiated in good faith and resolved as soon as possible.

13.02 In the event that any dispute or disagreement between the parties cannot be resolved to the satisfaction of the parties' administrative personnel within twenty (20) days after either party has notified the other in writing of the need to resolve the specific dispute or disagreement, then the dispute or disagreement shall be immediately referred in writing to Allan E. Burrill of FAS and Margaret M. McKinney of IL Annuity and Insurance Company (or their respective successors) for consideration.


13.03 Any and all disputes arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties (including the validity, scope, and enforceability of this arbitration agreement) shall be solely and finally settled by arbitration. In such cases the parties will submit their differences to three (3)



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

         disinterested arbitrators, one to be selected by each party and the third to be selected by the arbitrators named by the parties.

         Arbitration may be initiated by either party ("Petitioner") by written notice to the other party ("Respondent") demanding arbitration and naming its arbitrator. The Respondent shall have 20 days after receipt of said notice to designate its arbitrator. If the Respondent fails to designate its arbitrator within 20 days of receipt of the notice or the 2 designated arbitrators are unable to agree on the choice of the third, the President of the American Arbitration Association shall select the second or third arbitrator, as the case may be.

         Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect as of the date of the initiation of the arbitration; provided, however, that in the event of conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern.

         On the thirtieth business day following the appointment of the arbitrators, the arbitration shall be held at the location of the home office of the Petitioner. In the event of a disagreement between the arbitrators, the decision will rest with the majority. The arbitrators will be relieved of all judicial formality and may abstain from the strict rules of law.

         The decision of the majority of the arbitrators shall be binding upon the parties herein without appeal. The decision of the arbitration may be entered as a judgement in any court of competent jurisdiction. Any monetary award shall be promptly paid in US dollars free of any tax, deduction or offset. The parties further agree that any costs, fees or taxes incident to enforcing the award shall, to the extent permitted by law, be charged to the party resisting such enforcement.

         Each party shall, except as otherwise provided herein, be responsible for its own expenses, including legal fees, incurred in the course of any arbitration proceedings. The fees of the arbitrators shall be divided evenly between the parties.

         No resolution or attempted resolution of any dispute or disagreement pursuant to this section shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

                                   SECTION 14
                                 MISCELLANEOUS

14.01 Confidentiality - The parties hereto agree that all tapes, books, reference manuals, instructions, records, information and data pertaining to the business of the other party, the FAS System and the identity of the policy owners served by FAS hereunder which are exchanged or received pursuant to the negotiations of and/or implementation of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person and that all such tapes, books, reference manuals, instructions, records, information and data in possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

14.02 Independent Contractor - It is understood and agreed that all services performed hereunder by FAS shall be as an independent contractor and not as an employee of Customer.

14.03 Definitions - For the purposes of this Agreement, the terms "policies", "certificate", "certificates contracts", and "contracts" are interchangeable where appropriate and refer to the primary coverage documents for each insured.

14.04 Entire Agreement. Amendment- This Agreement, the Exhibits and Schedules hereto constitutes the entire agreement between the parties and supersedes all prior agreements with respect to the subject matter hereof, whether oral or written. This Agreement may not be modified and no provision may be waived except in a written instrument executed by both of the parties. The written instrument shall specify if the waiver of a provision is to apply to a single occasion or is to apply until notice of revocation is given. The waiver by either party of any provision of this Agreement may be revoked by that party upon written notice of the revocation. The other party is entitled to rely upon a written waiver until it has received the notice of revocation unless the written notice of waiver expressly states that the waiver applies to a single occasion.

14.05 Survival - The representations, warranties, and covenants contained herein shall survive the execution of the Agreement and the performance of services hereunder.

14.06 Governing Law - This Agreement shall be governed by the laws of the State of Connecticut.

14.07 Exhibits - The Exhibits and Schedules referred to herein and delivered pursuant hereto, including any amendment shall be deemed a part of this Agreement as fully and effectively as set forth in full in the body of this Agreement. The terms used in the Exhibits and Schedules shall have the same meaning as the terms have in this Agreement, unless the contrary intention is clearly manifested therein.

14.08 Severability - Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or non-enforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or non-enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.09 Approval of Advertising - FAS may use only such advertising pertaining to the business underwritten by the Customer as is approved by the Customer in advance of its use.


14.10 FAS shall deliver to Customer, within 10 days of receipt, a copy of any preliminary or final examination or audit report with regard to the Policies or services provided under this Agreement which is issued by FAS's independent auditor, any federal, state or local governmental agency.

14.11 Notices - All notices and requests in connection with this Agreements shall be given or made upon the respective parties in writing and shall be deemed as given as of the date either deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, or sent by facsimile or recognized overnight carrier, and addressed as follows:

         For Customer                                        For FAS
         ------------                                        -------
         Margaret M. McKinney, Esq.                Allan E. Burrill, CLU/FLMI/CDP
         IL Annuity and Insurance Co.              Financial Administration Services, Inc.
         2960 North Meridian Street                         95 Bridge Street
         Indianapolis, IN  46208                            Haddam, CT 06438

or such other address as a party to receive the notice or request so designates by written notice to the other.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the date and year first above written.

                            IL ANNUITY AND INSURANCE

Attest:                           By:
         -------------------           -------------------

                                  Title:
                                          ------------------

                                  FINANCIAL ADMINISTRATIVE SERVICES, INC.

Attest:                           By:
         -------------------           -------------------

                                  Title:
                                          ------------------

                                                                       EXHIBIT A

                                    POLICIES

The Visionary Variable Annuity